EXHIBIT 11
- ----------

                          ALCO STANDARD CORPORATION
                     COMPUTATIONS OF EARNINGS PER SHARE
                  (in thousands, except earnings per share)

                                          Three Months Ended December 31
                                  ----------------------------------------------
                                         1993                     1992
                                  ---------------------    ---------------------
                                              Fully                     Fully
                                  Primary    Diluted(1)    Primary    Diluted(1)
                                  -------    ----------    -------    ----------
Average Shares Outstanding
- --------------------------
   Common shares                   47,748        47,748     46,152        46,152
   Preferred stock
      Considered common
       equivalents                     12            12         87            87
      Senior securities                           4,508                      440
   Options                            881         1,033        501           536
                                  -------    ----------    -------    ----------
      Total shares                 48,641        53,301     46,740        47,215
                                  =======    ==========    =======    ==========

Income
- ------
Continuing operations            $ 31,854    $   31,854   $ 24,759   $    24,759
Discontinued operations                                      1,188         1,188
Income before cumulative          -------    ----------    -------    ----------
 effect of changes in
 accounting principles             31,854        31,854     25,947        25,947
Cumulative effect of
  Postretirement benefits other
   than pensions (net of income
   taxes)                          (1,421)       (1,421)
  Income taxes                      1,421         1,421
                                  -------    ----------
Net Income                         31,854        31,854
Preferred dividends                 2,893                      285
Net income available to common    -------    ----------    -------    ----------
 shareholders                    $ 28,961   $    31,854   $ 25,662   $    25,947
                                  =======    ==========    =======    ==========

Earnings Per Share
- ------------------
Continuing operations               $0.60         $0.60      $0.52         $0.52
Discontinued operations                                       0.03          0.03
Before cumulative effect of      -------    ----------    -------    ----------
 changes in accounting
 principles                          0.60          0.60       0.55          0.55
Cumulative effect of
 Postretirement benefits
  other than pensions
  (net of income taxes)             (0.03)        (0.03)
 Income taxes                        0.03          0.03
                                  -------    ----------    -------    ----------
                                    $0.60         $0.60      $0.55         $0.55
                                  =======    ==========    =======    ==========

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.